Registrant incorporates by reference the Registrant's
Registration Statement on Form N-14, Scudder Value
Series' Proxy Statement dated September 7, 2004, filed on
July 29, 2004 (Accession No. 0001193125-04-127287).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder Large
Company Value Fund was held on December 17, 2004.
The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder Large Company Value Fund to Scudder Large Cap Value Fund, in exchange for shares of Scudder Large Cap Value Fund and the assumption by Scudder Large Cap Value Fund of all of the liabilities of Scudder Large Company Value Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Large Company
Value Fund in complete liquidation of Scudder Large
Company Value Fund.

Affirmative 	Against 	Abstain
39,251,253.750	1,713,638.967	1,265,936